EXHIBIT 10.26

CONSULTING AGREEMENT

THIS AGREEMENT (the “Agreement”) is made and entered into as of this  1st day of February, 2010, by and between  TYLER ENERGY CONSULTING GROUP,  with offices at 519 Sutherland, Tyler, TX 75703, telephone number 903-581-3817, (“Consultant”) and MILLER PETROLEUM , INC. with offices at 3651 Baker Highway, Huntsville, TN, 37756, and telephone number 423-663-9457, and fax number 423-663-9461 (“Company”), collectively the “Parties”.

WHEREAS, the Parties desire to formalize the terms and conditions under which Consultant shall provide consulting services to the Company;

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and other valid consideration, receipt of which is hereby acknowledged, the Parties agree as follows:

1.

Term of Agreement and Renewal

The Agreement shall remain in effect from February 1, 2010 through the expiration of a 12-month period, February 1, 2011, and may be renewed upon the mutual consent of the Parties.

2.

Nature of Services to be Rendered

Consultant shall provide the Company with consulting services, including, but not limited to; recommending communication services to Company by disseminating information to their shareholders and the investment community, and introducing Company to the various members and components of the investment community; Consultant will attempt to inform the public of the potential investment merit and potential for Company and its securities, thereby increasing investor recognition, market liquidity and improve shareholder value; and Consulting with Company on any other business or financial matter that Company requests Consultant’s advice.

Consultant shall assist in an effort to list the Company’s stock on another National Exchange.

Consultant shall assist in the Company’s fund raising efforts by introducing potential investors.

3.

Compensation and Expenses

As compensation for his consulting services rendered hereunder, Company shall issue to the Consultant:

a)

Two Hundred Fifty Thousand (250,000) restricted shares of Company's common stock; issued under Rule 144, par value per share, fully paid and non-assessable, to be delivered by February 15, 2010. The restricted shares shall come with "piggy back registration rights" to be included in any Registration Statement undertaken by the Company. Consultant shall have the right to "piggy back" on any registration or offering by the Company without expense or cost to the Consultant. The shares thereupon shall be unrestricted as to transferability. Consultant shall commence its duties immediately.  Compensation is non-refundable and not to be prorated.

b)

Company agrees that Consultant may earn up to another Two Hundred Fifty Thousand (250,000) restricted shares of the Company’s common stock. Company shall determine if and when these shares will be issued.

c)

The initial Two Hundred Fifty Thousand (250,000) shares shall be registered in three certificates of One Hundred Thousand, (100,000), Ninety Thousand (90,000) and Sixty Thousand (60,000),

all three in the name of Tyler Energy Consulting Group, Fed ID, 76-0589764.

d)

Consultant will get Company’s approval for any business related expenses, and if approved, Company will issue a check for expenses no later than seven (7) business days after receiving an invoice.

4.

Independent Contractor

Consultant agrees to perform its consulting duties hereunder as an independent contractor. Nothing contained herein shall be considered as creating an employer-employee relationship between the parties to this Agreement. The parties hereto acknowledge and agree that Consultant cannot guarantee the results or effectiveness of any of the services rendered by Consultant hereunder. Rather, Consultant shall conduct its operations and provide its services in a professional manner and in accordance with good industry practice. Consultant will use its best efforts and does not promise results.

5.

Indemnification of Consultant by the Company

The Company shall indemnify and hold harmless Consultant from and against any and all liabilities and damages in connection with the Company’s ownership and operation and, without limiting the foregoing, shall pay the Consultant’s legal fees and expenses if Consultant is named as a defendant in any proceedings brought in connection with the services to be provided hereunder.

6.

Indemnification of the Company by the Consultant

The Consultant shall indemnify and hold harmless the Company and its principals from and against any and all liabilities and damages arising out of actions taken by Consultant in connection with his services as consultant, which actions were not authorized by the Company.

7.

Arbitration

Any and all conflicts, disputes and disagreements arising out of or in connection with any aspect of the Agreement shall be subject to arbitration in accordance with the rules of The American Arbitration Association then in effect. Written Notice of Dispute shall be served by either Party upon the other Party at its address set forth herein, and the arbitration date shall be set no later than two months from the date such Notice is served. The dispute shall be submitted to The American Arbitration Association in the headquarters nearest to the Company’s office. The Parties designate any State or Federal court in the State of Texas as the court in which any arbitration award shall be subject to confirmation, and will abide by such confirmation.

8.

Entire Understanding / Incorporation of other Documents

This Agreement contains the entire understanding of the Parties with regard to the subject matter hereof, superseding any and all prior agreements or understandings, whether oral or written, and no further or additional agreements, promises, representations or covenants may be inferred or construed to exist between the Parties.

9.

No Assignment or Delegation Without Prior Approval

No portion of the Agreement or any of its provisions may be assigned, nor obligations delegated, to any other person or party without the prior written consent of the Parties except by operation of law or as otherwise set forth herein.

10.

Survival of Agreement

The Agreement and all of its terms shall inure to the benefit of any permitted assignees of or lawful successors to either Party.

11.

No Amendment Except in Writing

Neither The Agreement nor any of its provisions may be altered or amended except in a dated writing signed by the Parties.

12.

Waiver of Breach

No waiver of any breach of any provision hereof shall be deemed to constitute a continuing waiver or a waiver of any other portion of the Agreement.

13.

Severability of the Agreement

Except as otherwise provided herein, if any provision hereof is deemed by arbitration or a court of competent jurisdiction to be legally unenforceable or void, such provision shall be stricken from the Agreement and the remainder hereof shall remain in full force and effect.

14.

Governing Law

The Agreement and its provisions shall be construed in accordance with and pursuant to, and governed by, the laws of the State of Texas, as applicable to agreements to be performed solely within the State of Texas, without regard to its conflict- of – laws provisions then in effect.

15.

No Construction Against Drafter

The Agreement shall be construed without regard to any presumption or other rule requiring construction against the Party causing the drafting hereof.

16.

Facsimile

The Company and Consultant mutually agree that facsimile service (fax) is an acceptable means for transmitting documents.

IN WITNESS WHEREOF, the Parties have executed the Agreement as of the date first written above.

BY:	/s/ David Bromberg	BY:	/s/ Paul W. Boyd
Name:	David Bromberg	Name:	Paul W. Boyd
Title:	President	Title:	Chief Financial Officer
	Tyler Energy Consulting Group		Miller Petroleum Inc.

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